Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Second Quarter Results

Results from Continuing Operations Reflect Significant Recovery in Second Half of Quarter Following Initial Disruption from COVID-19

Company Anticipates Full Normalization of Patient Volumes across All Service Lines, Pending Pandemic

FORT LAUDERDALE, Fla., July 30, 2020 - MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in prenatal, neonatal, pediatric, and radiology services, today reported a net loss of of $8.03 per share for the three months ended June 30, 2020, primarily reflecting a non-cash loss on sale related to the Company’s previously announced divestiture of American Anesthesiology. On a non-GAAP basis, MEDNAX reported Adjusted EPS from continuing operations of $0.32.

For the 2020 second quarter, MEDNAX reported the following results from continuing operations:

•	Net revenue of $509 million;

•	Net income of $8 million; and

•	Adjusted EBITDA of $65 million.

As previously announced, on July 12, Mark S. Ordan was appointed Chief Executive Officer and a Director of the Company. Mr. Ordan succeeds Roger J. Medel, M.D., MEDNAX’s founder, who remains a Director.

“As CEO, I will champion our long standing mission to take great care of the patient, every day and in every way,” said Mr. Ordan. “Particularly during such an unprecedented healthcare crisis, clinicians affiliated with MEDNAX have proved their unwavering dedication to that mission. I’m most excited about the growth opportunities available to the Company, and I will work closely with our clinicians, our streamlined organization and our Board to support this organization’s success, and its unique and important role in the healthcare ecosystem.”

Intent to Sell MEDNAX Radiology Solutions and Refocus as Pediatrix Medical Group

As previously disclosed, MEDNAX is pursuing strategic alternatives for its radiology medical group, MEDNAX Radiology Solutions, with the intent of divesting this organization. The Company is actively engaged in this process, and does not intend to provide further public comments during its execution.

Through this process, the Company intends to refocus its resources as a dedicated pediatrics and obstetrics organization, and, accordingly, MEDNAX intends to return to its original company name, Pediatrix Medical Group, Inc., pending approval by the Company’s shareholders at its 2020 annual meeting on September 9th. Based on its operating results for the second quarter of 2020, the Company is maintaining its outlook for the initial financial profile of Pediatrix Medical Group provided as part of its investor presentation on June 5th, 2020.

“I support our ongoing initiatives to dedicate our focus on our Pediatrix and Obstetrix Medical Groups, as the leading provider of specialty women’s health services and pediatric care in the United States,” said Mr. Ordan. “We believe this focus will enable us to benefit from proven clinical leadership and innovation, an extensive national footprint, and significant growth opportunities. The Company’s growth initiatives have continued throughout this challenging period, which demonstrates that we are a partner of choice for health systems across the country.”

Operating Results from Continuing Operations

During the 2020 second quarter, MEDNAX’s operations were significantly impacted by reductions in patient volumes and revenue as a result of the COVID-19 pandemic. The impact to net revenue was greatest during the month of April, and the Company’s operations began to normalize during the month of May and substantially recovered during the month of June.

“We believe the rapid recovery in our operating results during the latter part of the second quarter demonstrates strong resiliency in demand for the critical, and often acute and life-saving, nature of services provided by clinicians affiliated with MEDNAX,” said Stephen D. Farber, Executive Vice President and Chief Financial Officer. “During the month of April, our revenue from continuing operations reflected approximately 75 to 80 percent of normalized, pre-COVID 19 patient volumes. During the month of June, volumes recovered to approximately 90 to 95 percent of normalized levels. This recovery has persisted during the month of July, with some geographic variation, on a preliminary basis.”

As previously disclosed, on May 6, 2020, MEDNAX completed the sale of its anesthesiology medical group, American Anesthesiology, to North American Partners in Anesthesia (NAPA). The Company’s discussion of its results from continuing operations for the three and six months ended June 30, 2020 and the prior-year periods excludes the operating results from American Anesthesiology.

“A significant event during the second quarter was our ability to achieve a transaction to divest our anesthesiology medical group, American Anesthesiogy, where operating results were significantly impacted by the COVID-19 pandemic,” said Mr. Farber. “This transaction enables us to focus our efforts and resources on our ongoing medical groups, which have proven to enjoy highly resilient demand and we believe are well positioned to grow and succeed.”

MEDNAX’s net revenue for the three months ended June 30, 2020 was $509.2 million, compared to $561.2 million for the prior-year period. MEDNAX’s same-unit revenue declined by 11.7 percent, modestly offset by growth attributable to recent acquisitions.

The impact to the Company’s operating results from the COVID-19 pandemic is reflected in both same-unit revenue from net reimbursement-related factors and same-unit revenue attributable to patient volume, as discussed below.

Same-unit revenue from net reimbursement-related factors increased by 0.2 percent for the 2020 second quarter as compared to the prior-year period. During the 2020 second quarter, the Company received $11.7 million from the provider relief fund established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which was recorded as revenue and, within the Company’s same-unit revenue, as a contribution to net reimbursement-related factors. Partially offsetting this contribution, net pricing for services provided by certain radiology medical groups was negatively affected by reductions in administrative fees that are based on the volume of services provided. The net increase in revenue from net reimbursement-related factors also reflects modest improvements in managed care contracting and favorable payor mix compared to the prior-year period. For the quarter, the percentage of services reimbursed by commercial and other non-government payors increased by approximately 65 basis points compared with the prior-year period.

Same-unit revenue attributable to patient volume decreased by 11.9 percent for the 2020 second quarter as compared to the prior-year period, driven by declines across all service lines. This decline primarily reflects a significant impact to operations during the month of April, and a recovery in volumes during the latter part of the second quarter. The timing of this most significant impact, and recovery in volumes, was similar within each of the Company’s major service lines, and MEDNAX does not currently anticipate long-term effects on the demand for any of its clinical services following the COVID-19 pandemic.

For the quarter, patient volumes within the Company’s hospital-based Pediatrix and Obstetrix services lines, which include neonatal intensive care unit (NICU) and other NICU related services, patient volumes for the second quarter declined by approximately 6 percent, with volume in the month of April declining by approximately 8 percent but recovering to above 95 percent of pre-COVID levels by the end of the second quarter.

Within hospital-based services, neonatal intensive care unit (NICU) patient days decreased by 5.0 percent for the second quarter compared to the prior-year period, which reflects lower births at the hospitals where MEDNAX-affiliated practices provide neonatology services and a lower rate of admission into the NICU, partially offset by a modest increase in average length of stay.

For the quarter, patient volumes within the Company’s office-based Pediatrix and Obstetrix service lines, which include maternal-fetal medicine, pediatric cardiology and other pediatric subspecialty services, declined by approximately 16 percent, with volume in the month of April declining by approximately 25 percent but recovering to approximately 90 percent of pre-COVID levels by the end of the second quarter.

For the quarter, radiology services volume declined by approximately 29 percent, with volume in the month of April declining by approximately 50 percent but recovering to approximately 85 to 90 percent of pre-COVID levels by the end of the second quarter.

For the 2020 second quarter, practice salaries and benefits expense was $349.3 million, compared to $361.2 million for the prior-year period, a decrease of $11.9 million. This decrease primarily reflects reductions in salary expense related to COVID-19 mitigation initiatives.

For the 2020 second quarter, general and administrative expenses were $77.7 million, as compared to $84.2 million for the prior-year period. This decrease in general and administrative expenses compared to the prior-year period reflects salary and net staffing reductions, partially offset by increases in legal and other non-labor expenses.

As previously disclosed, MEDNAX has incurred certain expenses related to transformational and restructuring activities. For the second quarter of 2020, these expenses totaled $11.5 million, primarily consisting of external consulting costs and contract termination fees, compared to $17.9 million for the second quarter of 2019 and $19.1 million in the first quarter of 2020. As previously disclosed, a significant amount of historical transformational and restructuring activities were related to the Company’s anesthesiology medical group, which was divested during the second quarter of 2020, and is therefore not included in the above results. Additionally, as part of MEDNAX’s response to the COVID-19 pandemic, the Company has curtailed, paused, or is in the process of narrowing the scope of certain ongoing transformational and restructuring investments.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and transformational and restructuring related expenses, was $65.2 million for the 2020 second quarter, compared to $94.2 million for the prior-year period. Funds received from the provider relief fund established by the CARES Act impacted Adjusted EBITDA positively by $6.0 million for the 2020 second quarter.

Depreciation and amortization expense was $14.4 million for the second quarter of 2020 compared to $13.8 million for the second quarter of 2019.

Interest expense was $28.3 million for the second quarter of 2020 compared to $31.1 million for the second quarter of 2019. This decline primarily reflects lower average borrowings compared to the prior-year period.

MEDNAX generated income from continuing operations of $7.6 million, or $0.09 per diluted share, for the 2020 second quarter, based on a weighted average 83.7 million shares outstanding. This compares with income from continuing operations of $20.0 million, or $0.24 per diluted share, for the 2019 second quarter, based on a weighted average 83.7 million shares outstanding.

For the second quarter of 2020, MEDNAX reported Adjusted EPS from continuing operations of $0.32, compared to $0.58 for the second quarter of 2019. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and discrete tax items. Funds received from the provider relief fund established by the CARES Act impacted Adjusted EPS positively by $0.05 for the 2020 second quarter.

For the six months ended June 30, 2020, MEDNAX generated revenue from continuing operations of $1.07 billion, compared to $1.10 billion in the prior-year period. Adjusted EBITDA from continuing operations for the six months ended June 30, 2020 was $115.3 million, compared to $165.8 million for the prior year. MEDNAX reported a loss from continuing operations of $6.1 million, or $0.07 per share, for the six months ended June 30, 2020, based on a weighted average 83.1 million shares outstanding, which compares to income from continuing operations of $42.6 million, or $0.50 per share, based on a weighted average 85.1 million shares outstanding for the first six months of 2019. For the six months ended June 30, 2020, MEDNAX reported Adjusted EPS from continuing operations of $0.52, compared to $0.96 in the same period of 2019.

Financial Position and Cash Flow – Continuing Operations

MEDNAX had cash and cash equivalents of $132.2 million at June 30, 2020, compared to approximately $90 million on May 31, 2020, as previously disclosed, and net accounts receivable were $345.7 million.

During the second quarter of 2020, MEDNAX generated cash from continuing operations of $193.4 million, compared to $71.1 million during the second quarter of 2019.

At June 30, 2020, MEDNAX had no outstanding borrowings under its $1.2 billion revolving credit facility and had total debt outstanding of $1.75 billion, consisting solely of its senior notes, and net debt of $1.62 billion. Additionally, the Company expects to realize significant one-time cash benefits during the second half of 2020 that total more than $100 million, including the collection of remaining working capital retained as part of the divestiture of American Anesthesiology and certain cash income taxes receivable.

“A key priority throughout this tremendously challenging period has been to ensure that we maintain meaningful financial strength in order to support our national medical group and our commitment to be there for patients every day,” said Mr. Farber. “Our strong cash flow generated during the quarter, combined with significant efforts to reduce expenses, enabled us to do just that, on behalf of our affiliated clinicians, their patients, and our health system partners.”

Discontinued Operations

The results for American Anesthesiology are presented as a component of discontinued operations for the three and six months ended June 30, 2020 and all prior periods.

During the second quarter, the Company reported a net loss from discontinued operations of $680 million, which predominantly reflects a non-cash loss on sale.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and six months ended June 30, 2020 and 2019 is provided in the financial tables of this press release.

Earnings Conference Call

MEDNAX, Inc. will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET August 6, 2020 by dialing 866.207.1041, access Code 9441311. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, consulting services, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,000 physicians in all 50 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 outbreak on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the divestiture of the Company’s anesthesiology medical group; whether the Company will be able to complete the divestiture of its radiology medical group and the terms of any such divestiture; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

###

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net revenue	$509,203	$561,237	$1,071,054	$1,104,249

Operating expenses:
Practice salaries and benefits	349,258	361,203	748,715	731,571
Practice supplies and other operating expenses	21,433	24,783	46,839	47,107
General and administrative expenses	77,674	84,219	165,232	165,790
Depreciation and amortization	14,393	13,779	28,792	27,584
Transformational and restructuring related expenses	11,537	17,866	30,581	20,305

Total operating expenses	474,295	501,850	1,020,159	992,357

Income from operations	34,908	59,387	50,895	111,892
Investment and other income	3,851	1,219	3,172	2,866
Interest expense	(28,265)	(31,063)	(55,931)	(61,764)
Equity in earnings of unconsolidated affiliates	479	1,990	1,824	3,187

Total non-operating expenses	(23,935)	(27,854)	(50,935)	(55,711)

Income (loss) from continuing operations before income taxes	10,973	31,533	(40)	56,181
Income tax provision	(3,373)	(11,486)	(6,109)	(13,588)

Income (loss) from continuing operations	7,600	20,047	(6,149)	42,593
Loss from discontinued operations, net of tax	(680,036)	(28,292)	(684,999)	(293,710)

Net loss	$(672,436)	$(8,245)	$(691,148)	$(251,117)

Per common and common equivalent share data (diluted):
Income (loss) from continuing operations	$0.09	$0.24	$(0.07)	$0.50

Loss from discontinued operations	$(8.12)	$(0.34)	$(8.25)	$(3.45)

Net loss	$(8.03)	$(0.10)	$(8.32)	$(2.95)

Weighted average diluted shares outstanding	83,745	83,689	83,061	85,087

MEDNAX, Inc.

Reconciliation of Income (Loss) from Continuing Operations

to Adjusted EBITDA from Continuing Operations

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Income (loss) from continuing operations	$7,600	$20,047	$(6,149)	$42,593
Interest expense	28,265	31,063	55,931	61,764
Income tax provision	3,373	11,486	6,109	13,588
Depreciation and amortization	14,393	13,779	28,792	27,584
Transformational and restructuring related expenses	11,537	17,866	30,581	20,305

Adjusted EBITDA from continuing operations	$65,168	$94,241	$115,264	$165,834

MEDNAX, Inc.

Reconciliation of Diluted Income (Loss) from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2020		2019
Weighted average diluted shares outstanding	83,745		83,689
Income from continuing operations and diluted income from continuing operations per share	$7,600	$0.09	$20,047	$0.24
Adjustments (1):
Amortization (net of tax of $1,731 and $1,655)	5,193	0.06	4,964	0.06
Stock-based compensation (net of tax of $1,658 and $2,477)	4,973	0.06	7,430	0.09
Transformational and restructuring related expenses (net of tax of $2,884 and $4,467)	8,653	0.11	13,400	0.16
Net impact from discrete tax events	171	—	2,987	0.03

Adjusted income and diluted EPS from continuing operations	$26,590	$0.32	$48,828	$0.58

(1)	The Company’s blended statutory tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended June 30, 2020 and 2019.

	Six Months Ended June 30,
	2020		2019
Weighted average diluted shares outstanding	83,061		85,087
(Loss) income from continuing operations and diluted income from continuing operations per share	$(6,149)	$(0.07)	$42,593	$0.50
Adjustments (1):
Amortization (net of tax of $3,454 and $3,328)	10,363	0.12	9,984	0.12
Stock-based compensation (net of tax of $3,579 and $5,214)	10,738	0.13	15,639	0.18
Transformational and restructuring related expenses (net of tax of $7,645 and $5,076)	22,936	0.28	15,229	0.18
Net impact from discrete tax events	5,028	0.06	(1,601)	(0.02)

Adjusted income and diluted EPS from continuing operations	$42,916	$0.52	$81,844	$0.96

(1)	The Company’s blended statutory tax rate of 25% was used to calculate the tax effects of the adjustments for the six months ended June 30, 2020 and 2019.

MEDNAX, INC.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	June 30, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$132,151	$107,870
Investments	90,642	74,510
Accounts receivable, net	345,682	498,869
Other current assets	55,426	38,690
Income taxes receivable	64,428	—
Intangible assets, net	200,408	209,564
Operating lease right-of-use assets	75,817	71,421
Goodwill, other assets, property and equipment	2,422,658	2,451,096
Assets held for sale	—	693,881

Total assets	$3,387,212	$4,145,901

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$360,909	$453,110
Total debt, net	1,738,602	1,730,425
Operating lease liabilities	78,534	77,067
Other liabilities	382,597	312,298
Liabilities held for sale	—	74,005

Total liabilities	2,560,642	2,646,905
Total shareholders’ equity	826,570	1,498,996

Total liabilities and shareholders’equity	$3,387,212	$4,145,901